Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Landsea Homes Corporation of our report dated March 12, 2021, relating to the financial statements of Landsea Homes Corporation appearing in the Annual Report on Form 10-K of Landsea Homes Corporation for the year ended December 31, 2020.

/s/ RSM US LLP

New York, NY

March 15, 2021